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                                                                      EXHIBIT 11

                            Broadway & Seymour, Inc.
                        Computation of Earnings per Share
                 (In thousands, except share and per share data)
                                   (Unaudited)

                                                           Three months ended        Nine months ended
                                                               September 30,           September 30,
                                                          1998          1997         1998         1997
                                                         -------       ------      -------       ------
Net income (loss)                                        ($2,712)      $  874      ($5,379)      $2,137
                                                         =======       ======      =======       ======

Basic earnings (loss) per share:
    Weighted average common shares outstanding             8,765        9,128        9,023        9,061

    Net income (loss) per common share                   ($ 0.31)      $ 0.10      ($ 0.60)      $ 0.24
                                                         =======       ======      =======       ======


Diluted earnings (loss) per share:
    Weighted average common shares outstanding             8,765        9,216        9,023        9,193

    Addition from assumed exercise of stock options
                                                         -------       ------      -------       ------
    Weighted average common and common equivalent
        shares outstanding                                 8,765        9,216        9,023        9,193
                                                         =======       ======      =======       ======

    Net income (loss) per common and common
        equivalent share                                 ($ 0.31)      $ 0.09      ($ 0.60)      $ 0.23
                                                         =======       ======      =======       ======